Exhibit 32

In connection with the Quarterly Report of International Commercial Television, Inc. (the “Company”) on Form 10-Q for the period ending March 31, 2009 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Kelvin Claney, Chief Executive Officer of the Company, and Richard Ransom, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of their knowledge and belief:

(1)	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/ Kelvin Claney
Kelvin Claney, Chief Executive Officer

/s/ Richard Ransom
Richard Ransom, Chief Financial Officer

Date: June 28, 2010